UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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TEGAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2201 South McDowell Boulevard

Petaluma, California 94954

Dear Fellow Stockholders:

In 2005, we made three pledges as we started on a three year restructuring plan: 1) to focus on higher growth markets with advanced technologies that are enabling for our customers; 2) to focus on a return to profitability; and 3) to become a notable player in our industry once again.

I believe that we have come a long way in fulfilling that pledge to you.  We were fortunate this year to be able to overcome a strong headwind in the semiconductor capital equipment market, due largely to our focus on faster growth, non-mainstream device markets, and our success at a key customer account.  Compared to many of our competitors, including companies much larger than Tegal, we are in an enviable position of having a relatively strong balance sheet, a lean organization and the needed flexibility to prosper in a challenging environment.

Fiscal 2008 was the culmination of a successful three-year effort to turn our Company around, and it shows in several key metrics.  Our revenues increased by 48% over the prior year to $32.9 million, the best revenue year for the Company since 2001.  Our operations were profitable for the year to the tune of $1.6 million, the first time the Company has shown an operating profit since 1997.  Net income for the fiscal year was $18.1 million compared to a loss in the prior year of ($13.2) million.   (Reflected in this year’s net income were the remaining proceeds from the settlement of our trade secret litigation.)   Another key metric, our gross margins, improved from 24.8% to 42.6%, comfortably above our target of 40%.  And, we were able to reduce our operating expenses for the year to $12.4 million, a reduction of $6.5 million from the prior year.  We ended fiscal 2008 with a strong cash balance of $19.3 million and no debt.

The current environment is challenging - more so than any other time since the beginning of the decade.   According to SEMI, the global industry association, spending for semiconductor capital equipment is expected to be down more than 20% year-over-year.  The stock market has reacted accordingly, with most semiconductor and semiconductor capital equipment stocks caught in a severe downdraft.  It has been especially difficult for micro-cap stocks (those with a market capitalization of less than $250 million).  Fortunately, our shares performed relatively well during the fiscal year compared to the average for comparably sized technology companies.

Our focus in the coming year will be on consolidating our operational and financial gains and broadening our product offerings.  In April, we announced that we had signed a Beta agreement with a customer for the delivery of our first Compact™360NLD system for an application in the high-growth HB-LED market.  This was an important milestone for the Company and one which I believe represents the potential for strong future growth.

We are also pleased to take advantage of the new Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet.  We believe the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of the delivery of the materials and reducing the environmental impact of printing and mailing hard copies.

I want to thank our customers, partners and shareholders for their continued support of Tegal.  I also want to thank our employees for their hard work and perseverance during this challenging time in the industry.

Sincerely,

THOMAS R.  MIKA
President, Chief Executive Officer, and Chairman of the Board

 TEGAL CORPORATION

2201 South McDowell Boulevard

Petaluma, California 94954

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 23, 2008

The Annual Meeting of Stockholders of Tegal Corporation (the “Company”) will be held at the Company’s Petaluma offices at 2201 South McDowell Boulevard on September 23, 2008, at 10:00 a.m. local time for the following purposes:

1. To elect each of Edward A. Dohring, Jeffrey M. Krauss, Thomas R. Mika, Carl Muscari and H. Duane Wadsworth as a member of the Board of Directors of the Company to hold office for a one-year term and until their successors are duly elected and qualified;

2. To ratify the appointment of Burr, Pilger & Mayer LLP as our Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2009; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.  We know of no other matters to be presented at the Annual Meeting.  If any other matters come before the Annual Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.  Only stockholders of record at the close of business on July 25, 2008 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Each of these stockholders is cordially invited to be present and vote at the Annual Meeting in person. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company’s Petaluma office.

By Order of the Board of Directors

TEGAL CORPORATION /s/ CHRISTINE T. HERGENROTHER
Christine T. Hergenrother
Vice President, Chief Financial Officer, Secretary and Treasurer

Petaluma, California

July 29, 2008

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.   THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN THE EVENT YOU ATTEND THE ANNUAL MEETING IN PERSON.  THANK YOU FOR VOTING PROMPTLY.

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TEGAL CORPORATION

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER  23, 2008

INTRODUCTION

General

Tegal Corporation is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. Pacific Time on Tuesday, September 23, 2008, and at any adjournments or postponements of the Annual Meeting. We will hold the meeting at our principal executive offices at 2201 South McDowell Boulevard, Petaluma, California. We are soliciting proxies for the purposes of: (1) electing each of Edward A. Dohring, Jeffrey M. Krauss, Thomas R. Mika, Carl Muscari and H. Duane Wadsworth as a member of the Board of Directors; (2) ratifying the appointment of Burr, Pilger & Mayer LLP as our Independent Public Registered Accounting Firm for the fiscal year ending March 31, 2009; and (3) transacting such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting. On or about August 11, 2008,  we expect to send our stockholders a Notice of Internet Availability also containing instructions on how to access proxy materials, including this proxy statement and our annual report for our 2008 fiscal year. The Notice of Internet Availability also provides instructions on how to access the proxy card and vote over the Internet or by telephone.

Solicitation

This solicitation is made on behalf of our Board of Directors. Costs of the solicitation will be borne by us. Our directors, officers and employees and our subsidiaries may also solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to such directors, officers or employees or subsidiaries for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders. The costs of printing, mailing, contacting banks, brokers and proxy intermediaries, soliciting votes and other activities related to the solicitation are estimated to be approximately $15,000.

Voting

Holders of record of our common stock as of the close of business on July 25, 2008 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each share of common stock entitles the holder to one vote. At the close of business on July 25, 2008, there were 7,263,283 shares of common stock issued and outstanding. Two or more stockholders representing a majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting.

Our transfer agent, Registrar and Transfer Company, Inc. will appoint an election inspector for the meeting to determine whether or not a quorum is present, and to tabulate votes cast by proxy or in person at the Annual Meeting.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR:

•	the election of each of the directors nominated below;

•	the ratification of the appointment of Burr, Pilger & Mayer LLP as our Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2009.

With respect to any other business that may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present for purposes of determining the presence of a quorum.

In voting for the election of directors each share has one vote for each position to be filled, and there is no cumulative voting.  Directors shall be elected by the person receiving a plurality of the votes cast. Abstentions, withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

All other proposals require the favorable vote of a majority of the votes present and entitled to vote on the particular proposal.  Abstentions will have the same effect as votes against such proposals.  Broker non-votes will not be counted as votes for or against such proposals and will not be included in counting the number of votes necessary for approval of any such proposal.

Voting Electronically Over the Internet or By Telephone

Stockholders whose shares are registered in their own names may vote by mail or electronically over the Internet or by telephone. Instructions for voting over the Internet or by telephone are set forth in the enclosed proxy card. The Internet and telephone voting facilities will close at 3:00 a.m. (Eastern Time) on September 23, 2008, the Annual Meeting day. If your shares are held in street name, the voting instruction form should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions online program. This program allows eligible shareholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone. If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided. Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing with the Secretary an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary prior to the time of the Annual Meeting.

GENERAL INFORMATION

We were formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. The predecessor company was founded in 1972 and acquired by Motorola in 1978. Our principal executive offices are located at 2201 South McDowell Boulevard, Petaluma, California 94954. Our telephone number is (707) 763-5600.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws require that there be a minimum of two and maximum of eight members of the Board of Directors. Our Board of Directors is currently comprised of five members. Directors are elected at each Annual Meeting and hold office until their successors are duly elected and qualified at the next Annual Meeting. Pursuant to our bylaws and a resolution adopted by the Board of Directors, the authorized number of members of the Board of Directors has been set at six. Accordingly, there is currently one vacancy on our Board of Directors, for which our Nominating/Corporate Governance Committee is actively working to identify qualified candidates to fill.

In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the five nominees designated below to serve until the 2009 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Messrs. Dohring, Krauss, Mika, Muscari and Wadsworth are each current directors. The Board of Directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors.  Because the Board of Directors remains in the process of seeking candidates for the one vacant position on the board, we have fewer nominees named than the number fixed by our bylaws.  Stockholders may not vote for a greater number of persons than the number of nominees named.

Nominees for Election as Director

Name	Age	Director Since	New Term Will Expire
Edward A. Dohring, Director	74	1996	2009
Jeffrey M. Krauss, Director	51	1992	2009
Thomas R. Mika, President, CEO and Chairman of the Board	56	2002	2009
Carl Muscari, Director	56	2007	2009
H. Duane Wadsworth, Lead Independent Director	71	2002	2009

Edward A. Dohring has served as a director of Tegal since September 1996. From October 1994 through December 1998, he was the President of SVG Lithography Systems, Inc., a subsidiary of Silicon Valley Group, Inc. From July 1992 to October 1994, he was President of the Track Division of Silicon Valley Group, Inc. Prior to joining Silicon Valley Group, Inc., Mr. Dohring was the President of Advantage Production Technology, Inc. from 1991 to 1992, when it was sold to Genus. Mr. Dohring was a member of the Semiconductor Equipment and Materials International (SEMI) Board of Directors from 1977 to 1989. He has served on the Board of Directors of MTI, Tropel, Xynetics, CVC Products and as a Trustee of the SUNY Maritime College.

Jeffrey M. Krauss has served as a director of Tegal since June 1992. Since April 2000, Mr. Krauss has been a Managing Member of Psilos Group Managers, LLC, a New York based venture capital firm, and a Managing Member of the general partner of Psilos Group Partners I, LP, Psilos Group Partners II, LP, Psilos Group Partners II-S, LP and Psilos III, each a venture capital partnership. From 1990 until April 2000, Mr. Krauss was a general partner of the general partner of Nazem & Company III, L.P. and Nazem & Company IV, L.P., both venture capital funds. He was also a general partner of the general partner of The Transatlantic Fund, a joint venture capital fund between Nazem & Company and Banque Nationale de Paris of France. Prior to joining Nazem & Company, Mr. Krauss was a corporate attorney with the law firm of Simpson Thacher & Bartlett, where he specialized in leveraged buyout transactions. He currently serves as a director of several private companies.

Thomas R. Mika was appointed our President and Chief Executive Officer in March 2005 and appointed Chairman of the Board in October 2006. Mr. Mika has more than 25 years of senior management, finance and consulting experience. Serving on our Board of Directors for ten years from 1992 to 2002, which included periods of service as the Chairman of the Compensation Committee and a member of the Audit Committee, until he was appointed as Executive Vice President and Chief Financial Officer in August 2002, Mr. Mika played a key role in company management, including managing the activities leading to our initial public offering in 1995. Prior to becoming our Executive Vice President and Chief Financial Officer, Mr. Mika founded IMTEC, a boutique investment firm active in the management of several companies. In addition to completing multiple private equity financings, joint ventures, acquisitions and license agreements on behalf of his clients, he held senior positions with Soupmasters International, Inc., where he served as President & CEO, and Disc International, Ltd., a software firm, where he served as Chief Executive. Mr. Mika was also a director of Metrologix, a semiconductor metrology company, from the time of its initial start-up until its sale to KLA-Tencor Corp. Prior to forming IMTEC, Mr. Mika was a managing consultant with Cresap, McCormick & Paget and a policy analyst for the National Science Foundation. He holds a Bachelor of Science degree in microbiology from the University of Illinois at Urbana-Champaign and a Master of Business Administration degree from the Harvard Graduate School of Business.

Carl Muscari has served as a director of Tegal since November 2007. Mr. Muscari is currently the Chief Executive Officer of MSRC Co., a leading independent distributor of computer and electronics components based in Brentwood, NH.  During his four-year tenure at MSRC, Mr. Muscari has been credited with the turn-around and modernization of this privately-held company.  From 1999 until 2003, Mr. Muscari served as Chairman and CEO of Video Network Communications, Inc., based in Portsmouth, NH.  Prior to VNCI, Mr. Muscari was President of Acuity Imaging, Inc., a machine vision company, and President  & CEO of Exos, Inc. a private company with force-feedback controls technology incorporated into home video, arcades and PCs, which was sold to Microsoft in 1996.  He was Executive Vice President and Chief Operating Officer of Madison Cable Corp., a high volume manufacturer of electronic cable for the computer industry, and the Vice President and General Manager of the Seals Division of Ferrofluidics Corp., a major supplier to the semiconductor, disk drive and aerospace industries.  Mr. Muscari began his career at Westinghouse Corporation, where he was a thermal-hydraulic engineer and a production manager for Sun Chemical Corporation. Mr. Muscari holds a BS Mechanical Engineering degree from Cornell University, an MS Engineering degree from the Massachusetts Institute of Technology and an MBA from the Harvard University Graduate School of Business.

H. Duane Wadsworth has served as a director of Tegal since November 2002 and as our Lead Independent Director since October 2006. Mr. Wadsworth is the retired President of Wadsworth-Pacific Mfg. Associates, Inc., a sales and marketing organization providing leading-edge materials to the semiconductor industry. He served eleven years on the board of directors of Semiconductor Equipment and Materials International (SEMI), a global trade organization. Mr. Wadsworth consults for Coherix Corporation, of Ann Arbor, Michigan and Singapore, a manufacturer of software-based vision inspection systems for handling equipment in the back-end semiconductor industry. Mr. Wadsworth earned his undergraduate degree from Harvard University and an MBA from Stanford University.

All directors hold office until our next annual meeting of the stockholders and until their successors have been duly elected or qualified. There are no family relationships between any of our directors or executive officers.

Board of Directors and Committees of the Board

In fiscal 2008, the Board of Directors held 5 meetings. All directors attended at least 75% of the total number of board meetings and meetings of board committees on which the directors served during the time they served on the board or committees.

The Board of Directors has determined each of the following directors is an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, or NASD: Edward A. Dohring, Carl Muscari, Jeffrey M. Krauss, and H. Duane Wadsworth.  Mr. Wadsworth serves as the Lead Independent Director of the Board., a position he has held since his appointment in October 2006.

The Board of Directors has established a standing Audit Committee, a standing Compensation Committee and a standing Nominating/Corporate Goverance Committee. Each of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee is composed entirely of independent directors in accordance with current Nasdaq listing standards. Furthermore, each member of our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the Securities and Exchange Commission, or SEC. The Board of Directors has further determined that Jeffrey M. Krauss, Chairman of the Audit Committee, is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided above.

Audit Committee

The Audit Committee, consisting of Messrs. Dohring, Krauss (Chairman) and Wadsworth for fiscal 2008, reviews the adequacy of internal controls and the results and scope of the audit and other services provided by our independent auditors. The Audit Committee meets periodically with management and the independent auditors. The Audit Committee held 5 meetings in fiscal 2008. The Board of Directors adopted an Audit Committee Charter, a copy of which is posted on our website at www.tegal.com.

Compensation Committee

In fiscal 2008, the Compensation Committee was comprised of Messrs. Dohring (Chairman), Krauss and Wadsworth. On May 21, 2008, Mr. Muscari was appointed to serve as a member of the Compensation Committee.  The Compensation Committee held 8 meetings in fiscal 2008. The functions of the Compensation Committee include establishing salaries, incentives and other forms of compensation for our officers and other employees and administering our incentive compensation and benefit plans. The Board of Directors has adopted a compensation committee charter, a copy of which is posted on our website at www.tegal.com.

Compensation Committee Interlocks and Insider Participation

There are and were no interlocking relationships between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating/Corporate Governance Committee
The Nominating/Corporate Governance Committee is comprised of Messrs. Wadsworth (Chairman), Krauss and Dohring. The Nominating/Corporate Governance Committee held 1 meeting in fiscal 2008 and met informally on several occasions to discuss particular candidates and matters related to corporate governance. The functions of the Nominating/Corporate Governance Committee are to identify qualified candidates for election to the Board of Directors and establish procedures for the director candidate nomination and evaluation. The Board of Directors has adopted a Nominating/Corporate Governance Committee charter, a copy of which is posted on our website at www.tegal.com.

The Nominating/Corporate Governance Committee considers candidates for director nominees proposed by directors, the Chief Executive Officer and stockholders. The Nominating/Corporate Governance Committee may retain recruiting professionals to identify and evaluate candidates for director nominees. No recruiting professionals were retained for this purpose during fiscal 2008.

    The Nominating/Corporate Committee strives for a mix of skills and diverse perspectives that are essential for the Board of Directors. In selecting the nominees, the Nominating/Corporate Committee assesses the independence, business judgment, management, accounting and finance, industry and technology knowledge, understanding of manufacturing, leadership, strategic vision, knowledge of international markets and marketing. Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as the willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors.

    Stockholders may recommend potential candidates for director.  Recommended candidates are screened according to the criteria outlined above and some recommended candidates may be interviewed by the Nominating/Corporate Committee.  The same identifying and evaluating procedures apply to all candidates for direct nomination, including candidates nominated by stockholders.

    No candidates were recommended by stockholders during fiscal 2008.

    If you would like the Nominating/Corporate Committee to consider a prospective candidate, in accordance with our bylaws, please submit the following information to Christine Hergenrother, Secretary, Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954, not less than 60 nor more than 90 days before the anniversary date of the immediately preceding Annual Meeting. For our 2009 Annual Meeting, the notice must be delivered between June 25, 2009 and July 25, 2009. However, if our 2009 Annual Meeting is not within 30 days of September 23, 2009, the notice must be delivered no later than the close of business on the 10th day following the earlier of the day on which the first public announcement of the date of the 2009 Annual Meeting was made or the day the notice of the 2009 Annual Meeting is mailed. The stockholder’s notice must include the following information for the person proposed to be nominated:

•	his or her name, age, nationality, business and residence addresses;

•	his or her principal occupation and employment;

•	the class and number of shares of stock of Tegal owned beneficially or of record by him or her;

•	any other information required by the SEC to be disclosed in a proxy statement; and

•
a statement whether he or she, if elected, intends to tender, promptly following his or her election or re-election, an irrevocable resignation that will become effective upon the occurrence of both (A) the failure to receive the required vote for re-election at the next meeting and (B) acceptance of the resignation by the applicable committee of the Board.

The stockholder’s notice must also include the following information for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	The stockholder’s names and address;

•	the class and number of shares of stock owned beneficially and of record by such stockholder;

•
a description of any arrangements or understandings between the stockholder giving notice and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made;

•	a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the person named in the notice;

•
a representation as to whether the stockholder is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Tegal’s outstanding capital stock required to elect the nominee and/or solicit proxies in support of the nomination; and

•	any other information that would be required by the SEC to be included in a proxy statement.

The notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The chair of the Annual Meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our bylaws, the Nominating/Corporate Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other Board nominee candidate and will recommend to the Board whether or not the stockholder nominee should be nominated by the Board and included in our proxy statement. These criteria are described above in the description of the Nominating /Corporate Governance Committee. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating/Corporate Governance Committee in connection with its evaluation.

Stockholders may also communicate directly to members of the Board of Directors or to the chairmen of the standing committees. Communications received in writing will be forwarded to the appropriate member if sent to the following addresses:

Chairman of the Board, c/o Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954.

Chairman of the Nominating/Corporate Committee of the Board, c/o Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954.

Chairman of the Audit Committee of the Board, c/o Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954.

    Chairman of the Compensation Committee of the Board, c/o Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954.

Director Attendance at Annual Meetings

The Board of Directors encourages, but does not require, director attendance at the Annual Meeting of Stockholders. All directors attended last year’s annual meeting on September 18, 2007.

Required Vote

Proxies voting for the election of our directors cannot be voted for a greater number of persons than the number of nominees named. The four nominees receiving the highest number of affirmative votes of the outstanding shares of common stock present or represented by proxy and entitled to vote shall be elected as directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified. As a result, abstentions and broker non-votes will have the same effect as “against” votes.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Board of Directors appointed the firm of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm, to audit our financial statements for the fiscal year ending March 31, 2009. We expect representatives of Burr, Pilger & Mayer LLP to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

Previous Changes in Independent Registered Public Accounting Firm

On August 23, 2006, our Audit Committee dismissed Moss Adams LLP, our Independent Registered Public Accounting Firm. We decided to change accounting firms in order to reduce expenses. Moss Adams LLP’s reports on our consolidated financial statements as of, and for the years ended, March 31, 2005 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph included in each of such reports which explanatory paragraph identified factors raising substantial doubt about our ability to continue as a going concern.

During the period from July 9, 2004 through August 23, 2006, there were no disagreements with Moss Adams LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moss Adams LLP, would have caused Moss Adams LLP to make reference thereto in its reports on our consolidated financial statements as of and for the years ended March 31, 2005 and 2006. During the period from July 9, 2004  through August 23, 2006, there were no reportable events, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided Moss Adams LLP with a copy of the foregoing disclosures. A copy of Moss Adams LLP’s letter dated August 25, 2006, stating its agreement with such statements, was filed as Exhibit 16.1 to our Current Report on Form 8-K filed August 28, 2006.

On August 23, 2006, our Audit Committee of the Board of Directors appointed Burr, Pilger & Mayer LLP as our new Independent Registered Public Accounting Firm as of August 23, 2006. During the two most recent fiscal years and through August 23, 2006, neither we nor anyone on our behalf consulted Burr, Pilger & Mayer LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, nor has Burr, Pilger & Mayer LLP provided to us a written report or oral advice regarding such principles or audit opinion. Nor have we consulted with Burr, Pilger & Mayer LLP on any matter that was the subject of a disagreement or a reportable event.

Audit Fees

The aggregate fees billed for professional services rendered by Burr, Pilger & Mayer LLP for the audit of our annual financial statements for the fiscal year ended March 31, 2008, the reviews of the financial statements included in our quarterly reports on Form 10-Q for the fiscal year ending March 31, 2008, and services that are normally provided by the Burr, Pilger & Mayer LLP in connection with statutory and regulatory filings and engagements for that fiscal year were approximately $298,000

The aggregate fees billed for professional services rendered by Burr, Pilger & Mayer LLP for the audit of our annual financial statements for the fiscal year ended March 31, 2007, the reviews of the financial statements included in our quarterly reports on Form 10-Q for the fiscal year ending March 31, 2007, and services that are normally provided by the Burr, Pilger & Mayer LLP in connection with statutory and regulatory filings and engagements for that fiscal year were approximately $257,000.

The aggregate fees billed for professional services rendered by Moss Adams, LLP for the audit of our annual financial statements for the fiscal year ended March 31, 2007, the reviews of the financial statements included in our quarterly reports on Form 10-Q for the fiscal year ending March 31, 2007, and services that are normally provided by the Moss Adams, LLP in connection with statutory and regulatory filings and engagements for that fiscal year were approximately $36,000.

Audit-Related Fees

The aggregate fees billed by Moss Adams LLP for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees” were approximately $9,000 for the fiscal year ended March 31, 2008.  The services for the fees disclosed under this category were for work done in relation to the review of prior year numbers in the Company’s form 10-K, Form S-8, and Form S-3.

The aggregate fees billed by Dal Pogetto & Co, LLP for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s 401K and are not reported above under “Audit Fees” were approximately $11,000 for the fiscal year ended March 31, 2008 and $9,000 for the fiscal year ended March 31, 2007.

The aggregate fees billed by Moss Adams LLP for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees” were approximately $7,000 for the fiscal year ended March 31, 2007.  The services for the fees disclosed under this category were for work done in relation to the review of prior year numbers in the Company’s form 10-K, Form S-8, and Form S-3.

Tax Fees

The aggregate fees billed by Burr, Pilger & Mayer, LLP for professional services rendered for tax compliance, tax advice, and tax planning were approximately $40,000 for the fiscal year ended March 31, 2008 and approximately $45,000 during the fiscal year ended March 31, 2007.

The aggregate fees billed by David L Wittrock CPA for professional services rendered for tax compliance, tax advice, and tax planning were approximately $25,000 for the fiscal year ended March 31, 2008.

The aggregate fees billed by Burr, Pilger & Mayer, LLP for professional services rendered for annual limitation of net operating loss utilization were approximately $20,000 for the fiscal year ended March 31, 2008.

The aggregate fees billed by David L Wittrock CPA for professional services rendered for the annual tax provision analysis were approximately $18,000 for the fiscal year ended March 31, 2008.   The aggregate fees billed by Dal Pogetto & Co, LLP for professional services for the FASB109 disclosure for the fiscal year ended March 31, 2007 were $3,900.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the Audit Committee to approve all audit and permissible non-audit services to be provided by the independent auditors. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors. The Chairman of the Audit Committee may specifically approve any service within the pre-approved audit and non-audit service category if the fees for such service exceed the maximum set forth in the policy, as long as the excess fees are not reasonably expected to exceed $50,000. Any such approval by the Chairman must be reported to the Audit Committee at its next scheduled meeting. The general pre-approval fee levels for all services to be provided by the independent auditors are reviewed annually by the Audit Committee. The Company’s annual tax return services provided by Burr, Pilger & Mayer were 13% of the total audit fees for the fiscal year ended March 31, 2008 and 16% of the total audit fees for the fiscal year ended March 31, 2007.  100% of the “audit  related fees” were approved by the Audit Committee.

Required Vote

Ratification of the appointment of Burr, Pilger & Mayer LLP as our Independent Registered Public Accounting Firm is not required by our bylaws or other applicable legal requirements. However, our board is submitting the selection of Burr, Pilger & Mayer LLP to our stockholders for ratification as a matter of good corporate practice. Ratification requires the approval by holders of a majority of the outstanding shares of company common stock who are present or represented by proxy at the meeting. Broker non-votes will not be counted as votes for or against this proposal and will not be included in counting the number of votes necessary for approval.  If our stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BURR, PILGER & MAYER LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2009.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Audit Committee Report shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be filed under such Acts.

The Audit Committee of our Board of Directors is comprised of independent directors as required by the listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors, a copy of which has been filed with the SEC.

The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The Independent Registered Public Accounting Firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed our audited financial statements as of and for the year ended March 31, 2007 with management and the Independent Registered Public Accounting Firm. The Audit Committee has discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the Independent Registered Public Accounting Firm their independence from us. The Audit Committee has also considered whether the Independent Registered Public Accounting Firm’s provision of information technology services and other non-audit services to us is compatible with maintaining the Independent Registered Public Accounting Firm’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2008, for filing with the Securities and Exchange Commission.

Submitted on June 27, 2008 by the members of the Audit Committee of the Board of Directors.

Jeffrey M. Krauss
Edward A. Dohring
H. Duane Wadsworth

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 31, 2008:

Name	Age	Position
Thomas R. Mika	56	President and Chief Executive Officer
Christine T. Hergenrother	42	Vice President, Chief Financial Officer and Treasurer
Steven Selbrede	56	Vice President and Chief Technology Officer
Vahan Tchakerian	47	Vice President, Global Sales
Scott Brown	51	Vice President, Sales for North America

Thomas R. Mika’s biography is included above under “Proposal No. 1 – Election of Directors.”

Christine Hergenrother was appointed our Vice President, Chief Financial Officer, Secretary and Treasurer in March 2005. Prior to that, Ms. Hergenrother served as our Director of Corporate Development since June 2004, with principal responsibility for Sarbanes-Oxley and general SEC compliance matters. Between September 2002 and March 2004, Ms. Hergenrother was the Corporate Controller of Amarin Pharmaceuticals, Inc. From February 1997 until September 2002, Ms. Hergenrother held increasingly responsible positions within the finance department of Tegal. Prior to Tegal, she was a senior accountant at Mindscape Inc. and a staff auditor at the firm of Pisenti & Brinker, LLP. Ms. Hergenrother holds a Bachelor of Science degree in Business Management from Illinois State University. Ms. Hergenrother is a member of the American Institute of Certified Public Accountants and the California Society of CPA’s.

Steven Selbrede joined Tegal as Vice President and Chief Technology Officer in May 2004. In this capacity, he is responsible for coordinating, developing and overseeing the technical direction of the corporation. Mr. Selbrede is a 30-year veteran of the semiconductor industry, most recently employed as an independent consultant, and previously holding senior Research & Development management positions with Mattson Technology, where he was employed since 1994, Watkins Johnson, Genus, Samsung and National Semiconductor. Mr. Selbrede was responsible for the development of the Mattson ICP Strip and Aspen III PECVD tools. He holds a Master’s degree in Physics from The University of Illinois and a Master’s degree in Materials Science and Engineering from Stanford University.

Vahan Tchakerian joined Tegal as Vice President of Global Sales in June 2004. From 2002 to 2004, Mr. Tchakerian was Vice President of Sales, North America for FEI Company, a leading supplier of 3D structural process management systems. In 2001, Mr. Tchakerian served as Director of Sales for SEZ America, a supplier of surface preparation equipment, and in 2000 was Vice President of Sales and Business Development for Cetec Automation. Mr. Tchakerian is a 20-year veteran of the semiconductor industry and a co-founder of Jasmine Sales Group, a manufacturer’s rep company, serving as its President from 1993 until 2000. Previously he was with Prism Technologies and DuPont Photomasks. Mr. Tchakerian holds a Bachelor of Science degree in Chemical Engineering from the University of California, Berkeley.  He currently serves on the board of directors for Infoneedle.

Scott Brown joined Tegal as Vice President of Sales for North American in February 2006. Prior to joining Tegal, Mr. Brown was Senior Vice President of North American Sales and Operations for Trikon Technologies, Inc., which was recently merged with Aviza Technologies, Inc. From 1984 through 2000, Mr. Brown held senior sales management roles with Trikon/Electrotech, Eaton Semiconductor, Sputtered Films, Inc. and Materials Research Corporation. He also has extensive experience in process engineering roles at TRW, McDonnell Douglas Commodore Semiconductor and Rockwell.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Programs and Philosophy

Our philosophy is to provide a total compensation package that is competitive with the prevailing practices for our industry and geographic locations. We believe that there should be a strong link between pay and performance, both at the Company level and the individual level. Although we believe that exceptional individual performance should be rewarded, we believe that such rewards should not be made unless there has been strong Company performance as well.

Components of Tegal’s Compensation Program

There are four major elements that comprise Tegal’s executive officer compensation program: (i) base salary; (ii) annual cash bonus, (iii) long-term incentives, such as stock options and restricted stock unit awards; and (iv) retirement benefits provided under a 401(k) plan and health benefits. Tegal has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set with the goal of attracting and retaining employees, adequately compensating them on a day-to-day basis for the time spent and the services they perform, and rewarding them for achievement at specified levels of financial and individual performance. Our stock option grants are intended to provide an incentive and reward for the achievement of long-term business objectives, including achievement of our financial goals and growth of the Company. Tegal believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation programs.

Tegal’s compensation program is intended to assure that the Company’s compensation and benefits policies attract, motivate and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically. The Company intends to design and implement compensation and benefit programs for the Company’s officers and other executives in order to meet these guiding principles. To meet these objectives, Tegal has adopted the following overriding policies:

•	Use total cash compensation (salary plus annual cash bonus) to recognize appropriately each individual officer’s scope of responsibility, role in the organization, experience and contributions;

•	Reward performance by:

•	Providing short-term bonus compensation by establishing a bonus plan to reward corporate and individual achievement.

•
Providing long-term incentives in the form of stock options and restricted stock unit awards in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

The above policies were established by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) in setting executive officer compensation, including the assessment of the appropriate allocation among salaries, short- and long-term incentives. Other considerations include Tegal’s business objectives, competitive practices and trends, and regulatory requirements.

Oversight of Executive Compensation

Tegal’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various Nasdaq Stock Market, Securities and Exchange Commission and Internal Revenue Code rules.

The Committee meets regularly with Tegal’s President and Chief Executive Officer, Mr. Mika, to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Mr. Mika makes recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees. The Committee considers, but is not bound to and does not always accept, Mr. Mika’s recommendations with respect to executive compensation. The Committee seriously considers proposals made by Mr. Mika, and executive compensation levels established for fiscal 2008 were generally based upon recommendations made by Mr. Mika.

Mr. Mika attends most of the Committee’s meetings, but the Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Committee discusses Mr. Mika’s compensation package with him, but makes decisions with respect to Mr. Mika’s compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers. All grants of stock options to newly-hired employees and to existing employees are made by the Committee or the Board at regularly scheduled quarterly meetings. The Committee also has authorized Mr. Mika to make salary adjustments and short-term incentive (bonus) decisions for all employees other than executive officers.

The Committee reviews the compensation program on an as-needed basis. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

In determining the particular elements of compensation that will be used to implement Tegal’s overall compensation policies, the Committee reviews the Company’s financial performance, and the continued improvement expected in the coming fiscal year operating budgets, difficulties still facing the Company in achieving its operating budget, achievement of targeted revenue, gross profit and operating expense levels, as well as the competitive environment in which the Company operates.

Reliance on Compensation Consultants.

    The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. In fiscal 2008, the Committee did not retain a compensation consultant.

Base Salary

The base salary for each Named Executive Officer is generally established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information.  Each year, the Compensation Committee determines whether to approve merit increases to our named executive officers’ base salaries based upon their individual performance and the recommendations of Mr. Mika.  As a result of such a review, salaries for our named executive officers during fiscal 2008 remained unchanged from fiscal 2007.

Bonus Plan

In order to motivate executives and managers in the attainment of our annual goals and to enhance our ability to attract and retain key managerial employees through a competitive compensation package, we have adopted an annual performance bonus plan for certain executives and managers. Under this plan, each named executive officer or manager has an annual bonus incentive target expressed as a percentage of that executive’s or manager’s base salary.  For fiscal 2008, our named executive officers’ target bonus percentages were as follows: Mr. Mika, 50% of base salary; Mr. Brown, 20%; and Mr. Tchakerian, 20%.  The attainment of the target bonus is determined by the degree to which an individual achieves specific annual objectives and by the degree to which we achieve our annual financial plan. The amount an individual receives may be reduced to the extent that the Company falls short of our annual financial plan goals. In fiscal 2008, performance bonuses were paid based on the achievement of specific goals set.

Long-Term Incentive Compensation

Tegal provides long-term incentive compensation through awards of stock options and restricted stock units that generally vest over multiple years. Tegal’s equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with Tegal in a very competitive labor market.

Equity-based incentives are granted to our officers under Tegal’s stockholder-approved equity incentive plan. The Committee has in the past several years only granted equity awards to executive officers at its scheduled meetings. Grants approved during scheduled meetings become effective and are priced as of the date of approval, or a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date), provided that if public announcement of material information other than quarterly earnings is anticipated, the grant date may be deferred at the discretion of the Board or Committee until after release of such information. All grants of stock options or other equity awards to newly-hired employees are made by the Committee or the Board at regularly scheduled quarterly meetings. The exercise price of all options is at the closing price of the Company’s common stock on the grant date, as reported by the Nasdaq Stock Market.

The Committee believes that stock options and restricted stock unit awards can be effective tools for meeting Tegal’s compensation goal of increasing long-term stockholder value by tying the value of the stock options and restricted stock awards to Tegal’s performance in the future. The number of options and restricted stock units the Committee grants to each officer and the vesting schedule for each grant is determined based on a variety of factors, including the Committee’s goal of increasing the proportion of long-term incentive compensation awarded to executive officers. The stock options and restricted stock units granted in fiscal 2008 were based upon recommendations given by Mr. Mika, as well as the Committee’s own view as to the performance of each executive. Stock options and restricted stock unit awards generally vest 25% per year over four years and typically have a ten-year term. All stock option grants have a per share exercise price equal to the fair market value of Tegal’s common stock on the grant date.

Other Benefits and Perquisites

Our named executive officers are eligible to participate in the Tegal Corporation Employee Savings and Retirement Plan (the “401(k) Plan”). Under the 401(k) Plan, all Tegal employees are eligible to participate and to receive matching contributions from Tegal that are subject to vesting over time.

Tegal also offers a number of other benefits to the named executive officers pursuant to benefit programs that it maintains for broad-based employee participation. These benefits programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, educational assistance, employee assistance and certain other benefits.

In addition, Tegal provides an automobile allowance of $9,000 per year to Scott Brown, Tegal’s Vice President, Sales North America, and Vahan Tchakerian, Vice President, Global Sales.

Accounting and Tax Considerations

In designing its compensation programs, Tegal takes into consideration the accounting and tax effect that each element will or may have on Tegal and the executive officers and other employees as a group. Tegal recognizes a charge to earnings for accounting purposes when either stock options or restricted stock unit awards are granted. In addition, since restricted stock unit awards provide immediate value to employees once vested, while the value of stock options is dependent on future increases in the value of Tegal stock, Tegal may be able to realize the same retention value from a smaller number of shares of restricted stock units as compared to stock options.

In addition, Tegal has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code.

In determining which elements of compensation are to be paid, and how they are weighted, Tegal also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), Tegal generally receives a federal income tax deduction for compensation paid to certain executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Committee currently intends to continue seeking a tax deduction for all of Tegal’s executive compensation, to the extent we determine it is in the best interests of Tegal. All of the stock options granted to our executive officers qualify under Section 162(m) as performance-based compensation.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tegal specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

We, the Compensation Committee of the Board of Directors of Tegal Corporation, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Tegal’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

THE COMPENSATION COMMITTEE

Edward A. Dohring, Chair
Jeffrey M. Krauss
Carl Muscari
H. Duane Wadsworth

EXECUTIVE COMPENSATION

The following table shows, for the fiscal year ended March 31, 2008, the cash compensation paid by us and our subsidiaries as well as certain other compensation paid or accrued for those years for services in all capacities to the persons serving as the Chief Executive Officer during fiscal 2008 and the other two most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in fiscal 2008, which executives are referred to as  the “named executive officers”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (4) (5)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Thomas Mika Chairman, President & CEO	2008 2007	272,776 225,639	177,500 0	0 231,155	24,257 16,907	4,000 9,900	478,532 762,826

Scott Brown Vice President, Sales N. America	2008 2007	222,640 202,312	16,500 0	0 8,641	2,819 7,761	9,720 9,807	251,679 346,637

Vahan Tchakerian Vice President, Global Sales	2008 2007	304,797 219,152	21,875 0	0 83,658	2,989 14,918	9,971 9,874	339,632 476,364

(1)
The amounts included in the “Stock Awards” column represent the compensation cost that was recognized by the Company in the relevant fiscal year related to awards of restricted stock units granted during such fiscal year and previous fiscal years determined in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), without regard to estimates for forfeitures. The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2008.

(2)
The amounts included in the “Option Awards” column represent the compensation cost that was recognized by the Company in the relevant fiscal year related to grants of options during such fiscal year and previous fiscal years determined in accordance with SFAS 123R, without regard to estimates for forfeitures. The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2008.

(3)
All other compensation in fiscal 2008 includes for all individuals the value of the Company’s match under the 401(k) Plan. In addition, for Messrs. Brown and Tchakerian, the amount reflects $9,000 each for an annual automobile allowance.

(4)	This amount includes commissions paid to Mr. Brown in the amount of $56,762 in fiscal 2008 and $36,696 in fiscal 2007.
(5)	This amount includes commissions paid to Mr. Tchakerian in the amount of $126,100 in fiscal 2008 and $57,999 in fiscal 2007.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

The following table shows, for the fiscal year ended March 31, 2008, certain information regarding grants of plan-based awards to the named executive officers.

	As of March 31, 2008
Name	Grant Date	Approval Date	All Other Option Awards: Number of Shares of Stock or Units (#) (1)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair value of Option Award ($/Sh) (2)
Thomas Mika	12/18/2007	9/18/2007	103,650	4.20	340,760

Scott Brown	12/18/2007	9/18/2007	12,044	4.20	39,596

Vahan Tchakerian	12/18/2007	9/18/2007	12,774	4.20	41,996

(1)
Options vest at a rate of twenty-five percent (25%) of the shares on the first anniversary of the date the option is granted, twenty-five percent (25%) of the shares on the second anniversary of the date the option is granted, and 2.083% of the shares on the last day of each month commencing with the 25th month, with full vesting on the last day of the 48th month following the date the option is granted.

(2)
The amounts set forth in the “Grant Date Fair Value of  # Option Award” column are the full grant date fair value of the awards as determined in accordance with SFAS 123R. The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our annual report on Form 10K for the fiscal year ended March 31, 2008.

.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding stock option and restricted stock units held by the named executive officers at March 31, 2008:

	As of March 31, 2008
Name	Options Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Thomas Mika		103,650	4.20	12/18/2017
	4,085	12,254	4.60	11/15/2016
					41,623	(4)	206,866
					12,254	(5)	60,902

Scott Brown		12,044	4.20	12/18/2017
	1,875	5,625	4.60	11/15/2016
	15,625	9,375	7.08	2/28/2016
					5,625	(5)	27,956

Vahan Tchakerian		12,774	4.20	12/18/2017
	3,605	10,812	4.60	11/15/2016
					13,143	(4)	65,321
					10,812	(5)	53,736

(1)
Options vest at a rate of twenty-five percent (25%) of the shares on the first anniversary of the date the option is granted, twenty-five percent (25%) of the shares on the second anniversary of the date the option is granted, and 2.083% of the shares on the last day of each month commencing with the 25th month, with full vesting on the last day of the 48th month following the date the option is granted.

(2)	The expiration date of each option occurs ten year after the date of grant of each option.
(3)	Computed by multiplying the closing market price of our common stock ($4.97 per share) on March 31, 2008 (the last trading day of fiscal year 2008) by the number of shares subject to such stock award.
(4)
On December 8, 2006, certain of the named executive officers along with other employees participated in a tender offer to exchange stock options for restricted stock units.  50% of the restricted stock units granted on December 8, 2006 pursuant to the tender offer vested on December 8, 2007 and 50% will vest on December 8, 2008.

(5)	Restricted stock units granted on November 15, 2006 vest at a rate of 25% on each anniversary of the date the restricted stock units were granted.

Employment and Change in Control Agreements

Tegal provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated.  Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary (and, with respect to Mr. Mika, bonus) with the intent of providing for a stable work environment. We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. Tegal also believes these benefits are a means reinforcing and encouraging the continued attention and dedication of key executives of Tegal to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing severance and change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

Tegal extends severance benefits because they are essential to help Tegal fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by Tegal. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Committee’s determinations concerning other direct compensation or benefit levels. The Committee has determined that such arrangements offer protection that is competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by Tegal.

Employment Agreement with Thomas R. Mika. On July 27, 2007, Tegal entered into an at-will employment agreement with Mr. Mika providing for his employment as our President and Chief Executive Officer. The employment agreement has an initial term of two years and is subject to annual automatic one year extensions unless either party provides prior notice of its intention not to renew. Under this agreement Mr. Mika’s annual base salary is initially set at $284,000 per year subject to review and potential increase in accordance with Company policy. The employment agreement also provides for an annual target bonus equal to 50% of his annual base salary payable upon achievement of targets and other objectives set by the Board and for annual long-term incentive awards with a fair market value on the date of grant equal to 100% of annual base salary.

The employment agreement provides that in the event that Mr. Mika’s employment is terminated by us other than for “cause”, if he resigns for “good reason,” dies or becomes disabled, or if we give notice of nonrenewal of the term, he will receive continued payments of base salary for a period of twenty-four months following the date of termination, plus an amount equal to two times the average annual incentive bonus paid to Mr. Mika for the three most recently completed fiscal years in which a cash bonus program covering Mr. Mika was in effect or a cash bonus was actually paid, payable in equal installments over a period of twenty-four months following the date of termination. In the event that within twelve months following a “change of control,” he is terminated by us other than for “cause” or if he resigns for “good reason”, the severance benefits will be payable in a lump sum and any long-term incentive awards outstanding shall become fully vested, and if applicable, exercisable.

For purposes of Mr. Mika’s employment agreement, “cause” generally means his willful engagement in an act or omission which is in bad faith and to the detriment of Tegal, his engagement in misconduct, gross negligence, or willful malfeasance, in each case that causes material harm to Tegal, his breach of the employment agreement, his habitual neglect of or material failure to perform his duties (other than any failure resulting solely from his physical or mental disability or incapacity) after a written demand for performance is delivered to him by Tegal, his conviction of a felony or any crime involving moral turpitude, his use of drugs or alcohol in a way that either interferes with the performance of his duties or compromises the integrity or reputation of Tegal, his engagement in any act of dishonestly involving Tegal, his disclosure of confidential information of Tegal not required by his job duties, his engagement of commercial bribery or the perpetration of fraud.  Mr. Mika will have 45 days to cure any event which could lead to termination for cause, if such events are curable.

For purposes of Mr. Mika’s employment agreement, “good reason” generally means the assignment to Mr. Mika of principal duties or responsibilities, or the substantial reduction of his duties and responsibilities, either of which is inconsistent with his position as President and Chief Executive Officer, a material reduction in his annual base salary, except to the extent the salaries of other executives of Tegal are similarly reduced, a relocation of his principal place of business by more than 50 miles from either Petaluma or San Jose, California, or any material breach by Tegal of the employment agreement that is not cured within 45 calendar days following written notice of the breach to Tegal.

For purposes of Mr. Mika’s employment agreement, “change of control” generally means a sale of substantially all of the assets of Tegal, a merger of Tegal with or into another corporation in which the holders of at least 50% of Tegal’s outstanding voting power hold less than 50% of the outstanding voting power immediately after such merger, or during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new directors whose election by the Board or nomination for election by Tegal’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

Executive Severance Program.  In addition, the Board has approved a severance program for executive officers which generally provides for severance in an amount equal to six month’s base salary in the event an executive officer’s employment is terminated by Tegal without cause, however, in the event that an executive officer is terminated by Tegal without cause within 12 months following a change of control, the Company will continue to pay such executive officer’s base salary for a period of 12 months.

For purposes of the executive severance program, the terms “cause” and “change of control” generally have the same meanings given to such terms in Mr. Mika’s employment agreement.

POTENTIAL PAYMENTS UPON TERMINATION

The following table summarizes potential change in control and severance payments to each named executive officer. The three right-hand columns describe the payments that would apply in three different potential scenarios — a termination of employment as a result of death, disability or our non-renewal of a written employment agreement; a termination of employment as a result of the named executive officer’s termination of employment by us other than for cause (or, with respect to Mr. Mika, his resignation for good reason); or a termination of employment as a result of the named executive officer’s termination of employment by us other than for cause (or, with respect to Mr. Mika, his resignation for good reason), in each case within 12 months following a change in control.  The table assumes that the termination or change in control occurred on March 31, 2008.

	As of March 31, 2008
Name	Death, Termination as a Result of Disability or Non-Renewal of Employment Agreement	Termination without Cause (or, for Mr. Mika, Resignation for Good Reason) Prior to a Change in Control or More than 12 Months Following a Change of Control	Termination without Cause (or, for Mr. Mika, Resignation for Good Reason) Within 12 Months Following a Change of Control
Tom Mika
Cash Severance	$852,000 (1)	$852,000 (1)	$852,000 (2)
Option Award Acceleration (5)	--	----	85,856
Stock Award Acceleration (6)	--	----	371,219
Total	$852,000	$852,000	$1,309,075
Scott Brown
Cash Severance	--	$82,500 (3)	$165,000 (4)
Option Award Acceleration (5)	--	----	----
Stock Award Acceleration (6)	--	----	----
Total	--	$82,500	$165,000
Vahan Tchakerian
Cash Severance	--	$89,410 (3)	$178,820 (4)
Option Award Acceleration (5)	--	----	----
Stock Award Acceleration (6)	--	----	----
Total	--	$89,410	$178,820

(1)	Amount represents 24 months of base salary plus two times the average annual incentive bonus paid to Mr. Mika for fiscal 2008, payable in 24 equal monthly installments.
(2)	Amount represents 24 months of base salary plus two times the average annual incentive bonus paid to Mr. Mika for fiscal 2008, payable in a lump sum.
(3)	Amount represents 6 months of base salary, payable in 6 equal monthly installments.
(4)	Amount represents 12 months of base salary, payable in 12 equal monthly installments.
(5)
Amount represents the fair market value of our common stock on March 31, 2008 less the exercise price of the accelerated stock options, multiplied by the number of shares underlying the options subject to accelerated vesting.

(6)	Amount represents the fair market value of our common stock on March 31, 2008 multiplied by the number of shares subject to accelerated vesting.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table sets forth information as of March 31, 2008 for all of our equity compensation plans, including our Eighth Amended and Restated 1998 Equity Participation Plan, our 1990 Stock Option Plan, our Equity Incentive Plan, our 2007 Incentive Award Plan, and our Fifth Amended and Restated Stock Option Plan for Outside Directors.

	As of March 31, 2008
Plan Category	Number of Securities to be Issued upon Exercise of all Outstanding Awards	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,044,461	$6.30	669,101 (1)
Equity compensation plans not approved by security holders	—	—	—
Total	1,044,461	$6.30	669,101 (1)

(1)	Excludes 32,081 shares remaining available for future issuance under our Employee Qualified Stock Purchase Plan.

Director Compensation for fiscal year ended March 31, 2008

Our outside directors currently receive an annual $15,000 retainer for service on the Board, meeting fees of $1,500 per Board meeting and $1,000 for the first 6 audit committee meetings and $750 for the first 6 nominating and compensation committee meetings not held in conjunction with a full Board meeting. Furthermore, directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Additionally, each committee chair receives an annual chair retainer as follows:  $7,500 for the Audit Committee chair, $5,000 for the Compensation Committee chair and $4,000 for the Nominating Committee chair. In addition, non-employee directors receive 8,333 stock options upon initial election or appointment to the Board and each director automatically receives 4,166 stock options upon election to the Board thereafter. During fiscal 2008, the Board issued additional stock awards to Messrs. Dohring, Krauss, and Wadsworth. Each were issued 10,799 restricted stock unit awards vesting quarterly over a 1 year period.

The following table shows director compensation during fiscal year 2008.

	For Fiscal Year Ended March 31, 2008
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options ($)	Total ($)
Edward Dohring	39,250	21,782	7,986	69,018
Jeffrey Krauss	41,750	21,782	7,986	71,518
Carl Muscari	8,440		11,392	19,832
Duane Wadsworth	38,250	21,782	7,986	68,018

(1)
The amounts included in the “Stock Awards” and “Options” columns represent the compensation cost that was recognized by the Company in fiscal year 2008 related to grants of options during fiscal year 2008 and previous fiscal years determined in accordance with  SFAS 123R, without regard to estimates for forfeitures. The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2008.

(2)
The aggregate number of options outstanding at the end of fiscal 2008 for each non-employee director was as follows:  Mr. Dohring, 48,977 shares; Mr. Krauss, 49,668 shares; Mr. Wadsworth, 32,508 shares; and Mr. Muscari, 8,666 shares.  In addition at March 31, 2008, Mr. Dohring, Krauss and Wadsworth each had 5,399 unvested restricted stock unit awards.

PRINCIPAL STOCKHOLDERS AND
OWNERSHIP OF STOCK BY MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by our directors, the individuals named in the Summary Compensation Table, all directors and executive officers as a group and beneficial owners of more than 5% of our common stock as of July 25, 2008. For purposes of this proxy, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or dispose of securities, regardless of any economic interest therein. An asterisk denotes beneficial ownership of less than 1%. The address of each director and officer is c/o Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954.

Name of Beneficial Owner	Position	Shares Beneficially Owned ( # ) (1)	Percent Of Class (%) (1)
Thomas R. Mika	President & CEO	35,874	*
Scott Brown	Vice President, North America Sales	17,500	*
Vahan Tchakerian	Vice President of Global Sales	12,522	*
Jeffrey M. Krauss (2)	Director	62,133	*
Edward A. Dohring (3)	Director	51,676	*
Duane Wadsworth (4)	Director	38,941	*
Carl Muscari (5)	Director	8,666	*
Directors and Named Executive Officers as a group (6 individuals)		227,312	3.01
5% Stockholders
Lloyd I Miller, III (6)	Investor	463,468	6.38
Bonanza Capital (7)	Investor	769,230	10.23
Special Situations Funds (8)	Investor	2,120,168	26.47

(1)
Applicable percentage of ownership is based on 7,263,283 shares of common stock outstanding as of July 25, 2008. The number of shares of common stock beneficially owned and calculation of percent ownership of each person or group of persons named above, in each case, takes into account those shares underlying warrants and stock options that are currently exercisable within 60 days of July 25, 2008, but which may or may not be subject to our repurchase rights, and shares of common stock that such person or group of person has the right to acquire within 60 days of July 25, 2008 pursuant to the vesting or distribution of restricted stock units.

(2)	Includes options to purchase 695 shares of common stock that are exercisable within 60 days of July 25, 2008 and 2,699 shares underlying RSUs that may be acquired within 60 days of July 25, 2008.

(3)	Includes options to purchase 695 shares of common stock that are exercisable within 60 days of July 25, 2008 and 2,699 shares underlying RSUs that may be acquired within 60 days of July 25, 2008.

(4)	Includes options to purchase 695 shares of common stock that are exercisable within 60 days of July 25, 2008 and 2,699 shares underlying RSUs that may be acquired within 60 days of July 25, 2008.

(5)	Includes options to purchase 2,364 shares of common stock that are exercisable within 60 days of July 25, 2008.

(6)
Based on information set forth in a Schedule 13-G/A filed with the SEC on February 7, 2008. Includes 399,755 of common stock with sole voting power and 64,013 of common stock with shared voting power. The address of the principal business is 4550 Gordon Drive, Naples, FL 34102.

(7)
Based on information set forth in a Schedule 13-G/A filed with the SEC on February 15, 2007. Includes 512,820 shares of common stock and 256,410 shares of common stock underlying warrants beneficially owned by Bonanza Capital Ltd, Bonanza Master Fund, Ltd. Kenneth Miller is the portfolio manager for Bonanza Capital, whose offices are located at 300 Crescent Court, Suite 1740, Dallas, TX 75201.

(8)
Based on information set forth in a Schedule 13-D/A filed with the SEC on September 11, 2006. Includes 1,374,325 shares of common stock and 745,843 shares of common stock underlying warrants beneficially owned by Special Situations Funds. Special Situations Fund III, L.P., holds 56,274 shares of common stock and 27,587 shares of common stock underlying warrants; Special Situations Fund III QP, L.P. holds 642,216 shares of common stock and 314,721 shares of common stock underlying warrants; Special Situations Cayman Fund, L.P., holds 176,034 shares of common stock and 86,538 shares of common stock underlying warrants; Special Situations Private Equity Fund, L.P., holds 186,090 shares of common stock and 151,393 shares of common stock underlying warrants; Special Situations Technology Fund, L.P., holds 42,024 shares of common stock and 23,941 shares of common stock underlying warrants; and Special Situations Technology Fund II, L.P., holds 271,687 shares of common stock and 141,663 shares of common stock underlying warrants. MGP Advisers Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. and Special Situations Fund III QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. (“SSTA”) is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal) owners of MGP, AWM, SSTA and MG. Through their control of MGP, AWM, SSTA and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. Special Situations Funds are located at 527 Madison Avenue, Suite 2600, New York, NY 10022.

.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since April 1, 2007, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics is available to stockholders, upon written request, and is posted on the Company’s website at www.tegal.com. If you would like a copy of our Code, please send your request to: Christine Hergenrother, Secretary, Tegal Corporation, 2201 South. McDowell Boulevard, Petaluma, California  94954.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater-than-ten-percent holders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended March 31, 2008.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR THE 2009 ANNUAL MEETING

Under the SEC rules, for stockholder proposals to be considered for inclusion in the proxy statement for the 2009 Annual Meeting, they must be submitted in writing to our Corporate Secretary, Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954 on or before March 31, 2008. In addition, our bylaws provide that for directors to be nominated or other proposals to be properly presented at the 2009 Annual Meeting, an additional notice of any nomination or proposal must be received by us between June 25, 2009 and July 25, 2009. If our 2009 Annual Meeting is not held within 30 days of May 8, 2009, to be timely, the notice by the stockholder must not be later than the close of business on the tenth day following the earlier of the day on which the first public announcement of the date of the 2009 Annual Meeting was made or the notice of the meeting was mailed. The public announcement of an adjournment or postponement of the 2009 Annual Meeting will not trigger a new time period (or extend any time period) for the giving of a stockholder notice as described in this proxy statement. More information on our bylaws is included in this proxy statement beginning on page 5, including a description of the information that must be included in the stockholder notice in order for any proposal to be eligible for inclusion in such proxy statement.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Our 2008 annual report on Form 10-K for the fiscal year ended March 31, 2008 has been mailed with this proxy statement.

STOCKHOLDERS OF RECORD ON JULY 25, 2008 MAY OBTAIN COPIES OF TEGAL’S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) AND ALL AMENDMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO INVESTOR RELATIONS, TEGAL CORPORATION, 2201 SOUTH MCDOWELL BOULEVARD, PETALUMA, CALIFORNIA 94954

PROXY/VOTING INSTRUCTION CARD

TEGAL CORPORATION

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON SEPTEMBER 23, 2008

The undersigned hereby appoints each of Thomas R. Mika and Christine T. Hergenrother with full power of substitution, as proxy, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Tegal Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on September 23, 2008, and any and all adjournments or postponements of the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

Ä           FOLD AND DETACH HERE    Ä

TEGAL CORPORATION — ANNUAL MEETING, SEPTEMBER 23, 2008:

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:
http://www.cfpproxy.com/6049

You can vote in one of three ways:
1.	Call toll free 1-866-395-9276 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/tgal and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	PROXY TEGALCORPORATION	Annual Meeting of Stockholders SEPTEMBER 23, 2008

1. Election of Directors:	For	Withhold All	For All Except		For	Against	Abstain
(01) Edward A. Dohring (02) Jeffrey M. Krauss (03) Carl Muscari (04) H. Duane Wadsworth (05) Thomas R. Mika	☐	☐	☐	2. Proposal to ratify the appointment of Burr, Pilger & Mayer LLP as our Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2009.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments or postponements of the Annual Meeting.
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.	The Board of Directors recommends that you vote FOR the nominees in Proposal 1 and FOR adoption of Proposal 2.
ANY PREVIOUS PROXY EXECUTED BY THE SIGNED IS HEREBY REVOKED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FIVE NOMINEES LISTED BELOW PROPOSAL 1 AND FOR PROPOSAL 2	Receipt of the notice of the Annual Meeting and the proxy statement is hereby acknowledged.

		Mark here if you plan to attend the meeting	☐

		Mark here for address change and note change	☐

Please be sure to date and sign	Date
this proxy card in the box below.

Note: Please sign exactly as addressed hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Attorneys should submit powers of attorney. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.

Sign above

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

¿    FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL    ¿

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m. (Eastern), September 23, 2008. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m. (Eastern), September 23, 2008: 1-866-395-9276	Vote by Internet Anytime prior to 3:00 a.m. (Eastern), September 23, 2008 go to https://www.proxyvotenow.com/tgal

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	http://www.cfpproxy.com/6049

Your vote is important!